EXHIBIT 99.12

Guardian 8 Commences Security Industry Sales

Simultaneous Launch of Web Store and Hiring of National Sales Manager Prove Fruitful

SCOTTSDALE, AZ--(Marketwired - Aug 6, 2013) - Scottsdale-based Guardian 8 Corporation recently announced that it had exited R&D phase on its Pro V2 enhanced non-lethal [ENL] defensive device and now the company is seeing sales traction in the Security market. Sales are being attributed to the recent hiring of Doug Coté as the National Sales Manager of Guardian 8 and a simultaneous launch of the company's web store (http://guardian8.com/store) which sells the Pro V2 device at a retail price of $279. Guardian 8 Corporation is the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH).

Steve Cochennet, CEO of Guardian 8, provided background on reaching this pivotal stage of growth by commenting, "This is a very exciting stage for us and I credit our team and its ability to execute on our plan for the results. We've been building customer interest for over a year and our initial supply of product has cleared the shelves which signals to us that there is an enthusiastic customer base and the pricing of the Pro V2 is spot-on." In its previous announcement, Guardian 8 revealed that it had received an initial supply of over one hundred Pro V2 devices and that they had all been placed in the hands of customers who had expressed an interest in its layered defense capabilities. The company is expecting to re-stock its inventory with 1,800 units within the coming months.

Product Page: http://guardian8.com/g8-pro-v2/

Company LinkedIn page: http://www.linkedin.com/company/2298044?trk=tyah

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the hiring of Mr. Coté; Mr. Cotés' experience; sales generated by the company or its web store; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Paul Hughes
COO
Guardian 8 Corporation
15230 N 75th St Suite 1002
Scottsdale, AZ 85260
Direct Line: (480) 426-1011